NEWS
                                                                         RELEASE

COMMUNITY WEST BANCSHARES
445 PINE AVENUE, GOLETA, CA 93117

FOR  IMMEDIATE  RELEASE
CONTACT:   LYNDA  RADKE,  CFO
PHONE:     805-692-1862
FAX:       805-692-5835
URL:       HTTP://WWW.COMMUNITYWEST.COM
SYMBOL:    CWBC

COMMUNITY WEST BANCSHARES SETTLES SUIT AGAINST FORMER AUDITORS

Goleta, California, April 17, 2001 - Community West Bancshares (NASDAQ:CWBC) today announced the settlement of a lawsuit against their former auditors and financial consultants, Deloitte & Touche LLP. The suit alleged deficient audit and financial consulting services.

 "We are pleased to announce the settlement of this lawsuit, which was only filed on October 10, 2000. The quick resolution of this matter, allows the Company to better focus on its strategic plans and is a tangible demonstration of the Board of Directors' commitment to protecting the shareholder's interests", said Lew Stone, President & CEO.

As a result of this settlement, during the second quarter, the Company anticipates recording a one time increase in its book value of $ .48 to $ .50 per share in addition to earnings from operations.

     COMPANY  OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company currently has two subsidiaries. Palomar Community Bank has a full service branch located in Escondido, California. Goleta National Bank has two full service branches, one in Goleta and one in Ventura, California. It is one of the Nation's largest SBA lenders with loan production offices located in Alabama, California, Florida, Georgia, South Carolina, North Carolina, Tennessee, Oregon, Washington, and Nevada. The principal business areas and profit generators of the Company are core banking with net interest margins, Mortgage lending with fee income and Small Business Administration (SBA) lending with fee income.


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